Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Lilis Energy, Inc. on Form S-8 (File No. 333-185122) of our report dated April 14, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Lilis Energy, Inc. as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014, which report is included in this Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New York, NY

April 14, 2016